Filed pursuant to Rule 424(b)(3)
Registration No. 333-297848
PROSPECTUS SUPPLEMENT
(to Prospectus dated August 7, 2026)
SECURITIZE CORP.
Up to 151,568,524 Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 7, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-297848). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our amendment to current report on Form 8-K, filed with the Securities and Exchange Commission on August 13, 2026 (the “Amendment to Current Report”). Accordingly, we have attached the Amendment to Current Report to this prospectus supplement.
The selling stockholders named in the Prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 151,568,524 shares of our common stock, par value $0.0001 per share (the “Securitize Common Stock”), pursuant to various registration rights held by the Selling Stockholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Securitize Common Stock.
Securitize Common Stock is listed on New York Stock Exchange under the symbol “SECZ.” On August 12, 2026, the last reported sales price of Securitize Common Stock was $7.86 per share.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus, including this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 13, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2026

SECURITIZE CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-43379	41-2455527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

78 SW 7th Street, Suite 500
Miami, FL 33130
(Address of principal executive offices)
Registrant’s telephone number, including area code: (646) 918-5012
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SECZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
On July 8, 2026, Securitize Corp., a Delaware corporation (formerly known as Securitize Holdings, Inc.) (the “Company” or “PubCo”), filed a Current Report on Form 8-K (the “Original Form 8-K”) in connection with the completion of its previously announced business combination contemplated by that certain Business Combination Agreement, dated October 27, 2025 (the “Merger Agreement”), by and among Cantor Equity Partners II, Inc., a Cayman Islands exempted company (“CEPT”), Securitize, Inc., a Delaware corporation (“Securitize”), Securitize Holdings, Inc., a Delaware corporation, Pinecrest Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of PubCo, and Senna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CEPT (the transactions contemplated thereby, the “Business Combination”). The Business Combination was consummated on July 1, 2026 (the “Closing Date”), and on the Closing Date PubCo changed its name to Securitize Corp.
This Current Report on Form 8-K/A (this “Amendment No. 1”) is being filed to amend and supplement Item 9.01 of the Original Form 8-K solely to include (i) the unaudited condensed consolidated financial statements of Securitize as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations of Securitize for the three and six months ended June 30, 2026 and 2025, (iii) the unaudited condensed consolidated financial statements of CEPT as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, and (iv) the unaudited pro forma condensed combined financial information of CEPT and Securitize as of and for the six months ended June 30, 2026 and for the year ended December 31, 2025, in each case as further described in Item 9.01 below.
Except as described above, this Amendment No. 1 does not amend, modify, update or restate any other information set forth in the Original Form 8-K, and all other information in the Original Form 8-K filed on July 8, 2026 remains unchanged. This Amendment No. 1 should be read in conjunction with the Original Form 8-K, which remains in effect except to the extent expressly amended hereby, and with the Company’s other filings with the Securities and Exchange Commission (the “SEC”).
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The unaudited condensed consolidated financial statements of Securitize as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025, and the related notes thereto, are attached as Exhibit 99.1 hereto and are incorporated herein by reference.
Also attached as Exhibit 99.2 hereto and incorporated herein by reference is Management’s Discussion and Analysis of Financial Condition and Results of Operations of Securitize for the three and six months ended June 30, 2026 and 2025.
The unaudited condensed consolidated financial statements of CEPT as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025, and the related notes thereto, are attached as Exhibit 99.3 hereto and are incorporated herein by reference.
The financial statements referred to above should be read in conjunction with the audited consolidated financial statements of Securitize and CEPT as of and for the years ended December 31, 2025 and 2024 and the related notes, which are included in the definitive proxy statement/prospectus filed by the Company with the SEC on June 5, 2026 and were incorporated by reference into Item 9.01(a) of the Original Form 8-K.
(b) Pro Forma Financial Information.
The unaudited pro forma condensed combined financial information of CEPT and Securitize as of June 30, 2026 and for the six months ended June 30, 2026 and for the year ended December 31, 2025 is attached as Exhibit 99.4 hereto and is incorporated herein by reference. Such unaudited pro forma condensed combined financial information updates, and supersedes in its entirety, the unaudited pro forma condensed combined financial information filed as Exhibit 99.1 to the Original Form 8-K.

(d) Exhibits.

Exhibit Number	Description
99.1
Unaudited condensed consolidated financial statements of Securitize, Inc. as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025, and the related notes thereto.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Securitize, Inc. for the three and six months ended June 30, 2026 and 2025.
99.3
Unaudited condensed consolidated financial statements of Cantor Equity Partners II, Inc. as of June 30, 2026 and December 31, 2025 and for the three and six months ended June 30, 2026 and 2025, and the related notes thereto.

99.4
Unaudited pro forma condensed combined financial information of Cantor Equity Partners II, Inc. and Securitize, Inc. as of and for the six months ended June 30, 2026 and for the year ended December 31, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITIZE CORP.

Date: August 13, 2026	By:	/s/ Carlos Domingo
	Name:	Carlos Domingo
	Title:	Chief Executive Officer